Exhibit 99.1

FOR IMMEDIATE RELEASE—OCTOBER 18, 2001

Contact: Sonja Tuitele, Director of Corporate Communications 720-562-4984

      Wild Oats Markets, Inc. announces amendment to its Credit Facility

    BOULDER, Colo., October 18/PRNewswire/—Wild Oats Markets, Inc. (NASDAQ: OATS) announced today the execution of an amendment to its August 1, 2000 Credit Agreement among the Company and its lenders. As part of the amendment, the Company has agreed to grant a security interest in its assets. The amendment waives previous defaults and contains certain new covenants and terms. These include an increase in interest rates and agency fees, and certain limitations on the execution of new leases and capital expenditures.   The total amount of the Credit Facility is capped at $125 million.

    Wild Oats Markets, Inc. operates a nationwide chain of natural foods markets in the U.S. and Canada, currently operating 109 stores in 23 states and British Columbia, Canada. For additional information, please visit the Company's website at www.wildoats.com.